Exhibit 19

C A R N I V A L
C O R P O R A T I O N & P L C
SECURITIES TRADING POLICY
Table of Contents

1.	Purpose	1
2.	Relationship to Other Policies	1
3.	People and Entities Covered by this Policy	2
4.	Legal Requirements: Overview	2
5.	Prohibition on Insider Trading or Tipping	3
6.	Other Prohibited Activities	6
7.	Responsibilities and Rules for Persons on the Restricted Trading List	7
8.	Responsibilities and Rules for Persons on the Insider List	8
9.	Responsibilities and Rules for PDMRs	9
10.	Trading Pre-Clearance Procedures	10
11.	Transaction Reporting for Section 15 Reporting Persons and PDMRs	11
12.	Short-Swing Rules for Section 16 Reporting Persons	12
13.	Business Conduct Certifications	12
14.	Seeking Advice and Reporting Violations	13
15.	Duty of Confidentiality	13

1.    Purpose

Carnival Corporation and Carnival plc (each, a “Company” and together, the “Company”) have issued this Securities Trading Policy (this “Policy”) to promote compliance with relevant securities trading laws in the United States, United Kingdom and other countries where the Company conducts its business, to avoid inadvertent violations of the law and to avoid even the appearance of improper conduct on the part of any Company Personnel (as defined below). This Policy is also intended to inform members of the Company’s Boards of Directors and employees of the Company and its subsidiaries of the legal prohibitions on abusing inside information. Failure by any person who is subject to this Policy to observe and comply with its terms may result in disciplinary action and may also constitute a civil and/or criminal offense.

2.    Relationship to Other Policies

This Policy is designed to be consistent with and support the requirements of the Company’s Code of Business Conduct and Ethics (“Code of Business Conduct”) available on the Global Ethics and Compliance Sharepoint page and in the Governance section of the Company’s website www.carnivalcorp.com or www.carnivalplc.com.

3.    People and Entities Covered by this Policy

This Policy applies to:

•All “Company Affiliates,” being the Company, its divisions, brands, operating lines, subsidiaries and majority-owned affiliates;
•All “Company Personnel,” being all of the members of the Boards of Directors, all employees of Company Affiliates, and any of their Related Parties (as defined in section 5);
•All former members of the Boards of Directors and all former employees of Company Affiliates (in relation to sections 5, 7 and 9(D)); and
•Third parties specifically engaged to act on behalf of the Company, including those which are notified that their personnel have been added to a Restricted Trading List or an Insider List.

Company Affiliates may develop local policies and procedures as needed to reflect requirements of local law and to take into account local risks and operational issues, provided they are consistent with this Policy.

4.    Legal Requirements: Overview

Serious legal consequences are associated with insider trading. Individual or legal entities that purchase or sell securities of a company based on “inside information” in violation of U.S. and UK insider trading laws and regulations may be subject to substantial civil and criminal penalties. That includes, but is not limited to, company employees, advisors, as well as their family members, friends or others who are “tipped off.”

For purposes of this Policy, the term “Inside Information” refers to information which:

•is of a precise nature;
•relates, directly or indirectly, to the Company (including Company Affiliates);
•is non-public; and
•is material (i.e., if it were made public, would be likely to have a significant effect on the price of any of the Company Securities (as defined below) or which a reasonable investor in the Company Securities would be likely to use as part of the basis of his or her investment decision).

Information is considered “non-public” if is not generally known by the public or the market and has not been disclosed and absorbed by the market. For purposes of this Policy, information should not be considered fully absorbed by the marketplace until the start of the first business day after the information is publicly released. Thus, if information is released on a Monday, the information will remain nonpublic until Tuesday.

“Company Securities” is a term used to collectively cover:

•Carnival Corporation common stock;
•Carnival plc ordinary shares;
•Carnival plc American Depositary Shares (“ADSs”);
•debt securities of Carnival Corporation, Carnival plc, or any of their subsidiaries; and
•any other publicly-traded securities of Carnival Corporation or Carnival plc, e.g., options over or derivatives referenced to such shares or debt securities.

5.    Prohibition on Insider Trading or Tipping

If you at any time are aware of Inside Information, you may not:
•engage in any transaction in the Company Securities in relation to which the Inside Information is material (note: the terms “transaction” and “dealing” are used interchangeably in this Policy and should be interpreted very broadly to include the non-exhaustive list of actions below) or engage in any other transaction to take advantage of the Inside Information;
•pass Inside Information on to any person or suggest or otherwise recommend that any such person buy, sell or otherwise deal in Company Securities or engage in any other transaction to take advantage of that information (sometimes referred to as “tipping”); or
•disclose the Inside Information, except where required to do so as part of your approved employment duties,

in any case, until after such information has been disclosed to the public by the Company and been absorbed by the market or the information has otherwise ceased to be Inside Information. These prohibitions apply regardless of whether you or any other person to whom you have passed Inside Information will profit from the dealing.

As noted above, “transaction” or “dealing” in Company Securities is interpreted very broadly and includes, but is not limited to, the following:

•purchases, sales, short sales, subscriptions or exchanges (including cancelling or amending an existing order);
•entering into an arrangement to purchase or sell;
•gifts and loans;
•contributions to a trust;
•any other transfer of stock, and right or obligation, present or future, conditional or unconditional, to acquire or dispose of Company Securities and any interest in Company Securities;
•the grant or acceptance of restricted stock units (“RSUs”), restricted stock or a stock option, including those granted to Company Personnel as part of their compensation package, the exercise of a stock option, and the disposal of shares to cover a tax withholding obligation or stemming from the exercise of a stock option;
•entering into or the exercise of equity swaps;
•transactions in or related to derivatives, including hedges and cash-settled transactions;
•transactions in derivatives and financial instruments linked to a debt instrument of the Company, including credit default swaps;

•transactions executed in index-related products, baskets and derivatives, provided that (a) transactions in exchange traded index funds where Company Securities represent less than 20% of the assets of the fund and (b) long-term hedging transactions (as defined in section 6) are permitted;
•the creation, modification or termination of a pre-planned trading program or arrangement that complies with U.S. Securities and Exchange Commission (the “SEC”) Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 (“Rule 10b5-1”);
•transactions executed by a third party under an individual portfolio or asset management mandate on your behalf or for the benefit of your Related Parties (as defined below);
•enrolling in the Carnival Corporation Employee Stock Purchase Plan or the Carnival plc Employee Share Purchase Plan (together, the “ESPP”), or changing your contributions under the ESPP;
•transactions made under a life insurance policy where (i) the policyholder is a Related Party; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy; and
•the pledging or lending by or on behalf of a PDMR (defined below) or Related Party (except that a pledge, or a similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such time that pledge or other security interest is designated to secure a specific credit facility).

Vesting of RSUs or restricted stock, automatic purchases under the ESPP based on existing elections, and transactions in Carnival Corporation common stock or Carnival plc ordinary shares effected pursuant to a properly established Rule 10b5-1 plan (or an equivalent UK trading plan) are not considered to be “transactions” or “dealing” within the meaning of this Policy; however, in case of Directors or Executive Officers, such transactions will still be subject to reporting requirements, as explained in section 11. A Rule 10b5-1 plan (or an equivalent UK plan) must be properly documented and all of the procedural conditions of Rule 10b5-1 as well as equivalent UK requirements, as applicable, must be satisfied to serve as a defense against insider trading liability for trades that are effected pursuant to the Rule 10b5-1 plan (or equivalent UK plan). Pre-clearance from the General Counsel or his or her delegate in accordance with section 10 must be obtained prior to entering into a 10b5-1 Plan (or an equivalent UK plan).

This Policy also applies to Inside Information obtained in the course of your employment with, or by serving as a member of the Boards of Directors of either Company, relating to any other enterprise, including our suppliers, any enterprise with which we may be negotiating a major transaction or business combination, or any enterprise as to which we have an indirect or direct control relationship or a designee on the Boards of Directors. This means, for example, that you are prohibited from purchasing shares of stock in a supplier’s business if you are in possession of Inside Information regarding a transaction between the Company and the supplier.

The same restrictions described in this Policy also apply to your “Related Parties” which include the following:

•your spouse or civil partner;
•children (including step-children) who are under the age of 18, unmarried and do not have a civil partner;
•anyone else living in your household for at least one year prior to the date of the transaction concerned (does not include employees, such as domestic help);
•those who do not live with you but are financially dependent on you (does not include employees, such as domestic help);
•companies, legal entities, trusts, partnerships or other organizations (including joint ventures and not-for-profit organizations):
o    managerial responsibilities of which are discharged (e.g., by being a member of their board of directors) by you or any person connected with you by virtue of the above;
o    directly or indirectly controlled (including by owning or having significant influence over the entity) by you or any person connected with you by virtue the above;
o    set up for the benefit of you or any person connected with you by virtue of the above; or
o    the economic interests of which are substantially equivalent to your interests or those of any person connected with you by virtue of 2-4 above;
•partnerships in which you or a person connected with you by virtue of the points in this paragraph are a general partner;
•your investment managers when acting on your behalf or for your account (or on behalf of or for the account of any of your Related Parties);
•trusts of which you or a person connected with you by virtue of the points in this paragraph are a trustee and estates of which you are an executor;
•a trustee of a trust where you, your spouse or your minor children or dependents are beneficiaries or where a company connected to you is a beneficiary; or
•a person acting in his or her capacity as a partner of you or of others connected with you.

All Company Personnel are expected to be responsible for compliance with this Policy by their Related Parties.

If you share Inside Information with any person, even if they are not a Related Party, you are responsible for any trading by that person and any trades made by other persons who are subsequently given the information you provided. You could face significant criminal and civil penalties in such a scenario.

Directors and Executive Officers are subject to rules under the securities laws (including Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“SEC Section 16”), UK MAR (as defined below) and the UK criminal insider dealing legislation contained in Part V of the Criminal Justice Act 1993) that are designed to minimize the misuse of Inside Information. This Policy neither supersedes, nor is superseded, by the provisions of SEC Section 16. See sections 11 and 12 of this Policy for additional information on some of the SEC Section 16 requirements that may apply to Directors and Executive Officers.

All Company Affiliates, including the Company, are also prohibited from engaging in any transaction in Company Securities while in possession of Inside Information material to such Company Securities until after such information has been disclosed to the public by the Company and has been absorbed by the markets or the information has otherwise ceased to be Inside Information.

6.    Other Prohibited Activities

Because we believe it is improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions involving Company Securities, Company Personnel and their Related Parties may not engage in any of the following activities with respect to Company Securities at any time:

•purchases of Company Securities on margin, which is a borrowing arrangement entered into between a customer of a brokerage firm and the brokerage firm using Company Securities in the customer’s (margin) account as collateral. Although you may pledge Company Securities, including as part of a margin account, you should be aware that sales of such Company Securities could have securities laws implications for you, including under SEC Section 16;
•short sales (i.e., selling stock you do not own and borrowing the Company Securities to make delivery). Note that the SEC prohibits Directors and Executive Officers from short selling Company stock, as does the UK’s Financial Conduct Authority (“FCA”) under the EU Short Selling Regulation; and
•buying or selling puts, calls or other derivatives in respect of Company Securities.

Although we discourage speculative hedging transactions, you are permitted to engage in long- term hedging transactions that are designed to protect your investment in Company Securities (i.e., the hedge must be for at least one year and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre-clear it in accordance with the pre-clearance procedures described in section 10, whether or not you are otherwise subject to pre-clearance obligations. Because these activities raise issues under the U.S. federal securities laws, any person intending to engage in permitted hedging transactions is strongly urged to consult independent legal counsel.

Directors and Executive Officers are prohibited from purchasing, selling or writing any exchange-traded call and put options that have Carnival Corporation common stock, Carnival plc ordinary shares, or Carnival plc ADSs as the underlying security. In addition, Directors and Executive Officers may not engage in any hedging transaction on Carnival Corporation common stock, Carnival plc ordinary shares, or Carnival plc ADSs that they beneficially own, including, but not limited to “forward contracts,” “collars,” “equity swaps,” or “straddles.”

Additionally, any Company Personnel who have advance notice of any derivative transaction the Company is actively contemplating or entering into (such as options, swaps or forward contracts for commodities, interest rate or currency products), should not trade in, or recommend to someone else to trade in, the same derivative or in the same financial market as such Company transaction.

7.    Responsibilities and Rules for Persons on the Restricted Trading List

A.    Creation and Maintenance of the Restricted Trading List

The Company maintains and updates on a quarterly basis a “Restricted Trading List” containing the required details of persons who the Company believes to have periodic access to information that may constitute Inside Information. In addition, all personnel classified as Senior Vice President or above are always included on the Restricted Trading List. You will be notified if you have been placed on the Restricted Trading List.

B.    Restricted Trading List Closed Periods

In order to promote compliance with applicable securities and insider trading laws, the Company institutes quarterly “closed” periods for individuals on the Restricted Trading List (the “Closed Periods”) during which anyone on the Restricted Trading List, as well as any of their Related Parties, is prohibited from dealing in Company Securities. Please note that a separate “closed” period applies to PDMRs which is described in section 9 of this Policy.

The Company is required to compile and publicly release consolidated financial information following the end of each fiscal quarter; however, the Company cannot release such information until it has validated its certainty and reliability. During this time, a Closed Period is put in place. Closed Periods begin no later than the day following the last day of a fiscal quarter and end one market day following the public release of the quarterly or year-end financial information (typically, this would be the filing of the Quarterly Report on Form 10-Q for the most recently completed quarter or Form 10-K for the completed fiscal year, or the publication of the quarterly or annual earnings or business update). Closed Periods may be extended (e.g., by instituting an earlier start date or a later end date) or modified at any time, including, among other things, if we alter the schedule of our release of quarterly financial information.

In addition, we may from time to time determine that trading in Company Securities is inappropriate outside the regularly scheduled Closed Periods and, accordingly, may reinstate a Closed Period at any time. For the most up-to-date information, you should always refer to the most recent Closed Period schedule posted on the Global Legal Services Sharepoint page and the most recent email communications relating to the Closed Period.

If and for so long as you are on the Restricted Trading List (including following your departure from the Company), you cannot deal in Company Securities during Closed Periods absent a showing of exceptional need. In addition, personnel classified as Senior Vice President or above are also restricted from trading even when a Closed Period is not in place, unless they obtain prior approval from the General Counsel or his or her delegate in accordance with section 10 of this Policy. A list of scheduled Closed Periods for the next year based on the Company’s current scheduled financial reporting dates is available on the

Global Legal Services Sharepoint page. You may also request a copy from Global Legal Services.

Compliance with restrictions on dealing in Company Securities during Closed Periods are in addition to the insider trading prohibitions described in sections 5 and 6 of this Policy. Even when a Closed Period is not in effect, you are responsible for ensuring that you are not in possession of Inside Information before trading in Company Securities.

8.    Responsibilities and Rules for Persons on the Insider List

Upon occurrence of an unscheduled event (the “Event”) which may constitute or involve Inside Information, the Company will establish an “Insider List,” as required by applicable laws, containing the required details of all Company Personnel who the Company knows to have access to such Inside Information or other relevant information about the Event. You will be notified if you have been placed on the Insider List and you must promptly sign and return any required acknowledgements to Global Legal Services. Similarly, you will be notified when you are no longer on the Insider List. One responsible person from each of the Company’s agents, advisors, partners, consultants or service providers (or other similar third parties) which the Company knows to have access to such Inside Information will also be placed on the Insider List and will be required to confirm that they will put in place their own insider list and insider list procedures in relation to the Inside Information about the Event.

You are prohibited from dealing in Company Securities from the time that you are notified of being placed on the Insider List (including following your departure from the Company) until you are informed by Global Legal Services that you are no longer on the Insider List or that the Insider List-related trading prohibition no longer applies. Typically, Insider List prohibition on trading in Company Securities will be lifted after the Company has publicly disclosed the Inside Information relating to the Event in question and/or made applicable regulatory filings.

In addition, you are required to take steps to ensure that Inside Information relating to the Event is kept confidential by restricting access to it and only communicating it on a “need to know” basis. You must also inform Global Legal Services in advance if you intend to communicate Inside Information on this matter to any person for the first time, whether an internal or external person, or if you suspect that the Inside Information has been shared with or leaked to another person who should not have access to it. Further practical guidance on how to protect Inside Information is available on request from Global Legal Services.

As part of the Company’s obligation to create and maintain an Insider List, the Company will be required to collect and process certain personal information about the individuals placed on an “Insider List,” such as their names, home and work addresses, phone numbers, national identifiers, and dates of birth. The Company is required to retain any Insider List, including the foregoing information, for a minimum of five years and may be required to provide any Insider List to the relevant regulators or government authorities upon request.

The Insider List trading prohibition is in addition to any restrictions which may applicable to those on the Restricted Trading List during Closed Periods, as outlined in section 7 of this Policy.

9.    Responsibilities and Rules for PDMRs

A. Identification of PDMRs

Persons discharging managerial responsibilities in respect of the Company (“PDMRs”) have enhanced responsibilities and face additional restrictions on dealing in Company Securities under the UK version of the Market Abuse Regulation EU 596/2014 (“UK MAR”). The Company’s PDMRs are individuals who have regular access to Inside Information and the power to make managerial decisions affecting the future developments and business prospects of the Company.

B. General Responsibilities of PDMRs

The Company will notify you if you have been identified as a PDMR. If so, you must sign and return the acknowledgement of your obligations contained in the notification letter promptly.

If you are a PDMR, you must obtain prior approval as detailed in section 10 and give notice to the Company of every transaction conducted on your own account or the account of your Related Parties relating to Company Securities as soon as possible and in any event no later than the close of business on the date of the dealing, as described in more detail in section 11. The Company will then notify the applicable regulatory authorities of the transaction within two business days from the date of the transaction. In addition, PDMRs are also required to submit a notification directly to the FCA within two business days from the date of the transaction. As a courtesy, the Company submits such notifications to the FCA on behalf of our PDMRs (or their Related Parties). As noted in section 5, a “transaction” or “dealing” in Company Securities is interpreted very broadly.

C. PDMRs’ Notification Obligations Regarding Related Parties

PDMRs are required to notify the Company of their Related Parties, and any changes to their list of Related Parties. Each PDMR is required to notify their Related Parties of the requirements set out in this Policy in writing. PDMRs should retain a copy of each notification for their own records.

D. PDMR Closed Periods

PDMRs are prohibited from dealing in Company Securities during the regularly-scheduled PDMR-specific “blackout” or “closed” periods (“PDMR Closed Periods”), as mandated by UK MAR rules. In addition, PDMRs are required to obtain clearance from the Company’s General Counsel or his or her delegate before trading in Company Securities outside of PDMR Closed Periods, in accordance with section 10. PDMRs must also seek to prohibit any dealings by Related Parties during a PDMR Closed Period and must advise their Related Parties of the Company’s PDMR Closed Periods.

The Company will set PDMR Closed Periods in accordance with applicable law, including, but not limited to, UK MAR. PDMR Closed Periods start on the earlier of: (a) the first day after the quarter-end, or (b) 30 calendar days before the publication by the Company of the applicable Quarterly Report on Form 10-Q or the Annual Report on Form 10-K, and will end after such publication. To find out if a PDMR Closed Period is in place, please contact Global Legal Services.

You should be aware that PDMR Closed Periods may be modified at any time, including, without limitation, if we alter the schedule of our quarterly financial reports. In addition, we may from time to time determine that trading in Company Securities is inappropriate at a time that is outside the scheduled PDMR Closed Period and, accordingly, may reinstate a PDMR Closed Period at any time. PDMRs are responsible for confirming that no PDMR Closed Period is in effect prior to dealing in Company Securities. In addition, we may also institute Insider List trading prohibitions from time to time, as detailed in section 8 of this Policy.

PDMRs who terminate their affiliation or employment with the Company during a PDMR Closed Period will remain subject to the restrictions until the end of such period.

10.    Trading Pre-Clearance Procedures

All dealings in Company Securities made by the persons identified below require the prior approval of the Company’s General Counsel or his or her authorized delegate:

•PDMRs (at all times);
•Executive Officers (at all times);
•Senior Vice Presidents or their equivalent, and above (at all times);
•persons on the Restricted Trading List (during a Closed Period); and
•persons on the Insider List (while they are on the Insider List).

Clearance will not be granted during a Closed Period, a PDMR Closed Period, or while an Insider List is in effect, as applicable, absent evidence of exceptional need.

The General Counsel may delegate responsibility for reviewing such requests and providing necessary approval. Any requests from the General Counsel while he or she is on the Restricted Trading List require prior approval from the Chief Executive Officer or Chair of the Boards of Directors. The Chief Executive Officer or Chair must seek legal guidance from the designated person within Global Legal Services prior to providing such approval.

All pre-clearance requests must be submitted in advance of the proposed transaction date, and no transactions subject to the pre-clearance request may be effected unless and until clearance is given to do so. If you become aware that you are or may be in possession of Inside Information after you submit a pre-clearance request, you must inform the General Counsel as soon as possible and refrain from effecting the transaction (even if you have been given clearance). Pre-clearance, if granted, will be valid for up to 48 hours from the time approval is granted. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within the 48 hours following approval, the transaction must again be pre-cleared. Clearance may also be given subject to conditions. Where this is the case, you must observe those conditions when effecting the transaction.

11.    Transaction Reporting for Section 16 Insiders and PDMRs

U.S. securities laws require Executive Officers and Directors (“Section 16 Reporting Persons”), as well as certain shareholders, to file certain reports with the SEC relating to their ownership and certain transactions in Company Securities, such as Form 144 and Forms 3, 4 and 5.

In particular, Section 16 Reporting Persons have to file Form 144 reports with the SEC before, or at the same time as, they sell more than 5,000 Carnival Corporation shares of common stock, Carnival plc ordinary shares or Carnival plc ADSs or more than $50,000 of such securities during any 3-month period in the open market. Please note that “withhold to cover” transactions in connection with vesting of restricted stock units do not have to be reported on Form 144.

In addition, Section 16 Reporting Persons have to file Form 4 reports with the SEC within two market days after engaging in certain transactions in Company Securities (which includes, but is not limited to, purchases or sales of Company Securities, the vesting of certain Carnival restricted shares or restricted stock units, and giving Carnival Securities as a gift).

UK laws also impose similar reporting requirements on PDMRs and their Related Parties. See section 9(B) for additional information.

Even though each transaction in Carnival Corporation common stock effected pursuant to a properly established Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be reported on a Form 4 by an Executive Officer or a Director (within two market days from the date of execution, or where the Section 16 Reporting Person does not select the transaction date, within two market days after the earlier of notice of the trade and three business days).

As a courtesy to our Section 16 Reporting Persons, Global Legal Services will prepare and file Form 3, 4, and 5 (and the required UK filings, in case of PDMRs or their Related Parties) on behalf of Section 16 Reporting Persons. In addition, Global Legal Services will prepare and file Form 144 on behalf of Section 16 Reporting Persons to the extent they are selling shares granted by the Company. In case of any other sales, the Section 16 Reporting Persons should contact the brokerage firm through which the shares are being sold so that the brokerage firm can prepare and file the Form 144 on their behalf. The brokerage firm should provide a copy of the Form 144 to Global Legal Services.

To ensure that Form 144 can be prepared and submitted in a timely manner, Section 16 Reporting Persons are required to contact Global Legal Services at least one full business day prior to selling any Company Securities in the open market.

In order to ensure compliance with the Form 4 and UK PDMR reporting requirements, Section 16 Reporting Persons are required to report to Global Legal Services every transaction conducted on their own account (or the account of their Related Parties) relating to Company Securities and include the following details:

•name of the person or entity that entered into the transaction;
•relation, in case of a Related Party;
•the name of the issuer and a description and identifier of the financial instrument (e.g., Carnival Corporation common stock);
•the nature of the transaction(s) (i.e., purchase or sale);
•the date and place of the transaction(s); and
•the price and volume of the transaction(s). If a transaction is executed in multiple trades, the price and volume for each individual trade must be reported.

This information must be provided to the Company’s General Counsel or his or her delegate as soon as possible after the transaction, and in any event no later than the close of business on the date of the transaction.

12.    Short-Swing Rules for Section 16 Reporting Persons

Short-swing rules under SEC Section 16, and the related rules, impose certain additional requirements with respect to “short-swing profits” on Section 16 Reporting Persons. If a Section 16 Reporting Person purchases and sells (in any order) Company Securities within any six-month window, that person will be required to disgorge, or return, any “short-swing profits” that may be deemed to result from such purchase(s) and sale(s). “Short-swing profits” are calculated by matching the highest sale price against the lowest purchase price during any six-month window, which can result in deemed “short-swing profits” even if the Section 16 Reporting Person actually lost money on the transaction(s) in question.

For example, if a Section 16 Reporting Person sold Company Securities at $50/share on January 1 (losing money on the trade because these shares were purchased at $60/share 1 year prior), and then purchased Company Securities at $45/share on April 1, the short-swing rules will result in “short-swing profits”, because the highest sale price ($50) was higher than the lowest purchase price of ($45) within the six month window.

Due to the complexity of the short-swing rules, Section 16 Reporting Persons are advised to avoid purchasing Company Securities if they have already sold Company Securities during the previous six months, and vice versa.

13.    Business Conduct Certifications

As set forth in the Code of Business Conduct, certain Company Personnel must periodically complete certifications relating to compliance with Company policies. These certifications shall also include compliance with this Policy.

14.    Seeking Advice and Reporting Violations

The Company has resources available to provide guidance on whether an action could violate this Policy. For assistance in determining whether an action is consistent with this Policy, Company Personnel should contact Global Legal Services.

In addition, if you encounter any situation that you believe may violate this Policy, you are required to report it to your supervisor or via the hotline, in accordance with the Speak Up Policy which is available on the Global Ethics & Compliance Sharepoint page. Any such reporting can be undertaken without fear of retribution.

15.    Duty of Confidentiality

As a reminder, you are under a duty of confidentiality in respect of any confidential information, including Inside Information, you receive (whether about the Company or a third party), and you must not use or disclose such information without due authorization.

The Company (or others) may take action against you if you breach this duty of confidence, including seeking an injunction to prevent the disclosure of any confidential information, including Inside Information, or damages for any losses suffered.

Approved by:    Carnival Corporation & plc Audit Committees
Revision number:    15
Revision date:    July 10, 2024
Revision effective date:    July 10, 2024